UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 3, 2015

INCEPTION MINING INC.

(Exact name of registrant as specified in its charter)

(Former Name of Registrant)

Nevada	000-55219	35-2302128
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

5320 South 900 East, Suite 260

Murray, Utah 84107

(Address of principal executive offices) (zip code)

801-428-9703

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On February 3, 2015 (the “Effective Date”), Inception Mining Inc. (the “Company”) entered into a Stock Exchange Agreement (the “Agreement”) with Clavo Rico Ltd., a Turks and Caicos company (“Clavo Rico”) and the majority of the shareholders of Clavo Rico (the “CV Shareholders”). Pursuant to the terms of the Agreement, the Company will acquire 100% of the issued and outstanding common stock of Clavo Rico in exchange for the issuance of 66,391,160 shares of the Company’s common stock to the CV Shareholders on a pro rata basis. Certain conditions must be met prior to the closing of the Agreement (the “Closing”), including the Company’s obligation to raise $11,000,000 in a debt or equity offering. Following the Closing of the Agreement, Clavo Rico will become a wholly-owned subsidiary of the Company.

Clavo Rico is engaged in processing a significant historical tailings body along with several open pit ore bodies in Honduras, Central America. It has two subsidiaries and holds four other mining concessions. Its workings include several historical underground operations dating back to the early Mayan and Spanish occupation.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K. Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

10.1	Stock Exchange Agreement dated February 3, 2015 among Inception Mining Inc., Clavo Rico Ltd. and the Majority Shareholders of Clavo Rico Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INCEPTION MINING INC.

Date: February 5, 2015	By:	/s/ Michael Ahlin
Michael Ahlin
Chief Executive Officer